Exhibit 3.24

Certificate of Merger of Para-Flite Inc. with and into Wardle Storeys (Parachutes) Inc.

The undersigned corporations organized and existing under and by virtue of the Business Corporation Act of the State of New Jersey, do hereby certify that:

A. The name and state of incorporation of each of the constituent corporations of the merger are as follows:

Corporation	State of Incorporation

Para-Flite Inc.	New Jersey
Wardle Storeys (Parachutes) Inc.	New Jersey

The name of Wardle Storeys (Parachutes) Inc., as the surviving corporation, is being changed to “Para-Flite Inc.”

B. The Plan of Merger, whereby Para-Flite Inc. is to merge with and into Wardle Storeys (Parachutes) Inc., is attached hereto.

C. As to each constituent corporation, the dates of approval of the Plan of Merger by the shareholders of each constituent corporation, respectively, are as follows:

Corporation	Date of Shareholder Approval

Para-Flite Inc.	AS of January 11, 1995
Wardle Storeys (Parachutes) Inc.	As of February 6, 1995

The action by the shareholders of Para-Flite Inc. was taken without a meeting pursuant to the unanimous written consent of such shareholders, with 3,000 shares being represented by such consent. The action of the sole shareholder of Wardle Storeys (Parachutes) Inc. was taken without a meeting pursuant to the written consent of such sole shareholder, with 500 shares being represented by such consent.

D. As to each constituent corporation whose shareholders are entitled to vote, the number of shares entitled to vote thereon are as follows:

Corporation	Number of Shares Entitled to Vote

Para-Flite Inc.	3,000
Wardle Storeys (Parachutes) Inc.	500

E. As to each constituent corporation whose shareholders are entitled to vote, the number of shares voted for and against the Plan of Merger, respectively, are as follows:

0100605178

Corporation	Voted For	Voted Against

Para-Flite Inc.	3,000	0
Wardle Storeys (Parachutes) Inc.	500	0

F. The merger is not governed by subsection 14A:10-3(4) of the Business Corporation Act of the State of New Jersey.

G. The merger is to become effective upon the date of filing this Certificate of Merger with the Secretary of State of the State of New Jersey.

H. As stated in the Plan of Merger, the certificate of incorporation of Wardle Storeys (Parachutes) Inc, as the surviving corporation, shall be the certificate of incorporation of the surviving corporation, with Article I of the certificate of incorporation of the surviving corporation amended to read as follows: “The name of the corporation is Para-Flite Inc.”

Dated this 9th day of February 1995.

Para-Flite Inc.

By:
Name:	ELEK PUSKAS
Title:	PRESIDENT

Wardle Storeys (Parachutes) Inc.

By:
Name:	BRIAN R. TAYLOR
Title:	CHAIRMAN OF THE BOARD AND PRESIDENT

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